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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
F O R M   5
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(h) of the Investment Company Act of 1940

[ ] Check box if no longer subject to
    Section 16. Form 4 or Form 5 obli-
    gations may continue. See Instruc-
    tion 1(b).
[X] Form 3 Holdings Reported
[ ] Form 4 Transactions Reported
--------------------------------------------------------------------------------

1. Name and Address of  2. Issuer Name and Ticker  6. Relationship of Reporting
   Reporting Person*       or Trading Symbol          Person(s) to Issuer
                                                       (Check all applicable)
 Zueger   Paul    J.         Nicklebys.com, Inc.      X  Director   X  10% Owner
 -----------------------   ------------------------  ---           ---
 (Last) (First) (Middle)                                 Officer       Other
                                                     --- (give     --- (specify
 3177 South Parker Road                                   title         below)
 -----------------------                                  below)
       (Street)
                                                     ---------------------------
 Aurora     CO    80014
 -----------------------
   (City) (State) (Zip)

3. I.R.S. Identification     4. Statement for      7. Individual or Joint/
   Number of Reporting          Month/Year            Group Filing
   Person, if an entity              12/02            (Check Applicable Line)
   (Voluntary)                  -----------------         Form filed by One
                                                       X  Reporting Person
   ----------------------    5. If Amendment,         ---
                                Date of Original          Form filed by More
                                (Month/Day/Year)          than One Reporting
                                                          Person
                                -----------------     ---

                         Table I -- Non-Derivative Securities Acquired, Disposed
                                    of, or Beneficially Owned
                         -------------------------------------------------------

1. Title of Security  2. Trans-  2.A       3. Trans-     4. Securities
   (Instr. 3)            action  Deemed       action        Acquired (A) or
                         Date    Execution    Code          Disposed of (D)
                         (Month  Date, if     (Instr. 8)    (Instr. 3, 4, and 5)
                          Day/   any
                         Year)   (Month                              (A)
                                  Day/                                or
                                  Year)                     Amount   (D) Price

   Common Stock,
    $.0001 par value
   -----------------   --------  ---------    ----------    --------------------
   Common Stock,
    $.0001 par value
   -----------------   --------  ---------    ----------    --------------------

   -----------------   --------  ---------    ----------    --------------------

               5. Amount of           6. Owner-       7. Nature of
                  Securities             ship            Indirect
                  Beneficially           Form:           Beneficial
                  Owned at end           Direct          Ownership
                  of Issuer's            (D) or          (Instr. 4)
                  Fiscal Year            Indirect
                  (Instr. 3 and 4)       (I)
                                         (Instr. 4)

                      102,218                D
                  ----------------       ----------      -----------------------
                                                         By Self as Trustee for
                      132,748                I           the Zueger Family Trust
                  ----------------       ----------      -----------------------

                  ----------------       ----------      -----------------------

* If the  form is  filed  by more  than one  reporting  person,  see Instruction
4(b)(v).
               Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

  Table II-- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

1. Title of   2. Conver-  3. Trans-  3A.       4. Trans-     5. Number of Deriv-
   Derivative    sion or     action  Deemed       action        ative Securities
   Security      Exercise    Date    Execution    Code          Acquired (A) or
   (Instr. 3)    Price of    (Month/ Date, if     (Instr. 8)    Disposed of (D)
                 Deri-        Day/   any                        (Instr. 3, 4
                 vative       Year)  (Month                        and 5)
                 Security            Day/
                                     Year)                       (A)     (D)

    Option
   ----------    --------    ------- --------- ------------- -------------------
    Option
   ----------    --------    ------- --------- ------------- -------------------

   ----------    --------    ------- --------- ------------- -------------------

6. Date Exer-         7. Title and Amount of    8. Price of    9. Number of
   cisable and           Underlying Securities     Derivative     Derivative
   Expiration            (Instr. 3 and 4)          Security       Securities
   Date                                            (Instr. 5)     Benificially
   (Month/Day                                                     Owned at end
    Year)                                                         of Year
                                                                  (Instr. 4)
   Date      Expira-                Amount or
   Exer-     tion          Title    Number of
   cisable   Date                   Shares

                          Common
                          stock,
                          $.0001
                          par
   12/30/99  12/29/04     value     111,692          $.66              1
   ------------------    ---------------------     ----------     --------------
                          Common
                          stock,
                          $.0001
                          par
   12/30/99  12/29/04     value     173,308          $.66              1
   ------------------    ---------------------     ----------     --------------

   ------------------    ---------------------     ----------     --------------

10. Ownership       11. Nature of
    Form of             Indirect
    Derivative          Beneficial
    Security:           Ownership
    Direct (D) or       (Instr. 4)
    Indirect (I)
    (Instr. 4)

         D
    -------------       -------------
                        By Self as
                        Trustee for
                        the Zueger
         I              Family Trust
    -------------       -------------

    -------------       -------------

Explanation of Responses:




                                   /s/ Paul J. Zueger                   3/21/03
                                -------------------------------        ---------
                                **Signature of Reporting Person          Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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